PURCHASE AGREEMENT

BETWEEN:

CyPost Corporation, a corporation organized under the laws of the State of Delaware, in the United States of America

("CyPost")

AND:

Playa Corporation, a corporation organized under the laws of Japan and commonly known as "Playa"

("Playa")

AND:

Mr. Hirofumi Watanabe, a businessman resident in Japan and a shareholder of Playa

(representing  himself  and  the  other shareholders of Playa; collectively, the

"Playa  Shareholders")

WHEREAS:

A.     CyPost  wishes  to  become  sole  owner  of  Playa

B. The Playa Shareholders agree to sell to CyPost all their shares and ownership interests in Playa

C. Playa and the Playa Shareholders may reorganize themselves in a tax efficient manner before the completion of the sale of all of the shares in Playa to CyPost,

1. CyPost will purchase from the Playa Shareholders all their shares in Playa.

2.     The  purchase  price  is  US$3,000,000.00  to  be  paid  as  follows:

A.  US$300,000.00  cash  and

B. US$2,700,000.00 in the form of CyPost shares, the number of those shares being that which when multiplied by their closing trading value on the NASD - OTC BB on the trading day before the day the purchase is completed, equals US$2,700,000.00.



3. The parties will complete the purchase by February 29, 2000 or such other date as the parties agree upon. Before the completion of the purchase, Mr.
Watanabe and Playa Shareholders will present to CyPost the list of all Playa Shareholders and represent that the list identifies completely all persons who have shares, options to purchase shares or any other legal instrument evidencing or convertible into ownership interests in Playa.

4. The CyPost shares will be subject to all applicable legal and regulatory restrictions, which will be not less than a resale restriction for one year after the completion of the purchase.

5. For each calendar half year starting on July 1, 2000 and ending on December 31, 2002, the Board of Directors of CyPost will evaluate the technical and business performance of Playa and will, in its sole good faith judgment based on such evaluation, reward persons who contributed to such performance, in the form of CyPost shares and in the quantities thereof up to a maximum number of shares per half year being that number whose cumulative value as of the closing trading day therein is US$400,000.00

The  parties  have  executed  this Agreement on January 26, 2000 in Tokyo Japan.

/s/  Robert  Sendoh
CyPost  Corporation
by  its  Chairman,  Robert  Sendoh

/s/  Hirofumi  Watanabe
Playa  Corporation
by  its  President,  Mr.  Hirofumi  Watanabe

/s/  Hirofumi  Watanabe
Mr.  Hirofumi  Watanabe,  for  himself
on  behalf  of  all  the  shareholders  of  Playa  Corporation


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